Exhibit 23.1




                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 1, 1996 appearing on page 45 of Pennsylvania Power & Light Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


Price Waterhouse LLP
Philadelphia, Pennsylvania
January 29, 1997
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                                                                  Exhibit 23.2


                   [Deloitte & Touche LLP Letterhead]


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pennsylvania Power & Light Company and PP&L Capital Trust on Form S-3 of our report dated February 3, 1995 on the consolidated balance sheet and statements of preferred and preference stock and long-term debt of Pennsylvania Power & Light Company and its subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareowners' common equity, and cash flows for each of the two years in the period ended December 31, 1994, prior to restatement, appearing in the Annual Report on Form 10-K of Pennsylvania Power & Light Company for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


January 29, 1997